Exhibit 99.1

NRG Energy, Inc. Reports Full Year 2023 Financial Results

• Exceeded revised guidance on Free Cash Flow before Growth and achieved high end of Adjusted EBITDA revised guidance
• Delivered exceptional operational performance through volatile summer and winter conditions
• Expanded margins and grew customer count in both the Energy and Smart Home portfolios
• Completed $300 million Direct Energy synergy program and approximately $40 million toward current $250 million cost savings program
• Ahead of pace on current $300 million growth program, with approximately $100 million realized to date
• Returned $1.5 billion to shareholders or approximately 17% of 2023 average market capitalization
• Paid down $1.52 billion of debt using $1.4 billion of cash
• Increased annual common dividend by 8% for fifth consecutive year
• Reaffirming 2024 Adjusted EBITDA and Free Cash Flow before Growth guidance ranges and capital allocation policy

HOUSTON—February 28, 2024—NRG Energy, Inc. (NYSE: NRG) today reported Net Income for the three months ended December 31, 2023 of $482 million and a full year Net Loss of $202 million. The Net Loss was driven by unrealized non-cash mark-to-market losses on economic hedges due to large movements in natural gas and power prices. Adjusted EBITDA for full year 2023 was $3.3 billion, Net Cash Used by Operating Activities was $221 million, and Free Cash Flow Before Growth (FCFbG) was $1.9 billion.
“We delivered very strong financial performance in 2023”, said Larry Coben, NRG Chair, Interim President and Chief Executive Officer. “The Company is well positioned for 2024 and ahead of pace against the plan we laid out at our June 2023 Investor Day. We remain focused on executing against our consumer and capital allocation strategy.”
NRG is reaffirming its 2024 guidance ranges of $3,300 to $3,550 million in Adjusted EBITDA and $1,825 to $2,075 million in Free Cash Flow before Growth. The Company returned approximately $1.5 billion in share repurchases and common stock dividends in 2023 and remains committed to a capital allocation framework that is expected to return almost $5.5 billion over the next four years.

Consolidated Financial Results
Table 1

	Three Months Ended		Twelve Months Ended
($ in millions)	12/31/23	12/31/22	12/31/23	12/31/22
Net Income/(Loss)	$482	$(1,095)	$(202)	$1,221
Cash Provided/(Used) by Operating Activities	$241	$(1,398)	$(221)	$360
Adjusted EBITDA	$844	$463	$3,282	$1,865
Free Cash Flow Before Growth Investments (FCFbG)	$942	$274	$1,925	$568

NRG’s full year 2023 Adjusted EBITDA and FCFbG grew significantly compared to 2022, due to strong consolidated financial and operational performance across the Company.

The energy platform performed above plan, delivering strong customer count and product margins. In addition, the diversified supply portfolio benefited from targeted reliability investments in the generation fleet, resulting in approximately 15% annualized improvement on In-the-Money Availability, stabilizing and reducing supply costs despite volatile load and power price conditions in Texas. Since joining the NRG platform in March 2023, Smart Home has exceeded performance targets with increased average monthly recurring revenue, products sold per subscriber, and subscriber count.

Reaffirming 2024 Guidance
NRG is reaffirming its Adjusted EBITDA and FCFbG guidance for 2024 as set forth below.

Table 2: Adjusted EBITDA, Cash Provided by Operating Activities, and FCFbG Guidancea

2024
($ in millions)	Guidance
Adjusted EBITDA	$3,300 - $3,550
Cash Provided by Operating Activities	$1,825 - $2,075
FCFbG	$1,825 - $2,075
a. Adjusted EBITDA and FCFbG are non-GAAP financial measures; see Appendix Table A-8 for GAAP Reconciliation. Adjusted EBITDA excludes fair value adjustments related to derivatives. The Company is unable to provide guidance for Net Income due to the impact of such fair value adjustments related to derivatives in a given year. Cash Provided by Operating Activities does not include changes in collateral deposits in support of risk management activities which are primarily associated with fair value adjustments related to derivatives.

Capital Allocation

The Company’s long-term capital allocation policy is to target approximately 80% of recurring cash available for allocation (CAFA), after debt reduction consistent with achieving targeted credit metrics by 2025, to return of capital, and approximately 20% to strategic growth investments. As part of this plan, the Company expects to increase its dividend per share by 7-9% annually, complete its $2.7 billion share repurchase authorization, and reduce debt by up to $2.55 billion by year-end 2025.

In 2023, the Company returned approximately $1.5 billion to shareholders and paid down debt by $1.52 billion. NRG exceeded its original share repurchase target by $150 million and debt reduction target by $120 million. The Company returned $1.15 billion through share repurchases and returned $347 million in common dividends representing $1.51 per share. The Company's $950 million accelerated share repurchase program executed in the fourth quarter of 2023 is planned to conclude by the end of the first quarter of 2024, at which time the Company expects to enter into a new share repurchase program.

For 2024, the Company reiterates its previously announced capital allocation plan that includes $500 million in debt paydown, $825 million in share repurchases, and an 8% increase of the annual common dividend.

On January 19, 2024, NRG declared a quarterly dividend on the Company's common stock of $0.4075 per share, or $1.63 per share on an annualized basis. This represents an increase of 8% to the annual common dividend for the fifth consecutive year.

NRG's share repurchase program and common stock dividend are subject to maintaining satisfactory credit metrics, available capital, market conditions, and compliance with associated laws and regulations. The timing and amount of any shares of NRG’s common stock repurchased under the share repurchase authorization will be determined by NRG’s management based on market conditions and other factors. NRG will only repurchase shares when management believes it would not jeopardize the Company’s ability to maintain satisfactory credit ratings.

NRG Strategic Developments

$550 Million 2023 - 2025 Growth and Cost Initiatives
The Company has identified select growth and cost opportunities throughout the business totaling $550 million of accretive and recurring FCFbG through 2025. These opportunities are comprised of $300 million of planned growth leveraging the capabilities of the Energy and Smart Home platforms, and $250 million of cost efficiency initiatives. As of December 31, 2023, NRG achieved approximately $100 million of the $300 million growth plan and achieved approximately $40 million of the $250 million cost initiatives.

Brownfield Generation Development
NRG continues to evaluate brownfield development opportunities at three of its existing generation sites in Texas, totaling up to 1.5 GW of dispatchable, natural gas fired capacity. The Texas Energy Fund, a low-cost Texas loan program to facilitate dispatchable new build generation, was formally approved in November 2023. NRG is awaiting the issuance of the Texas Energy Fund's rules and regulations.

Virtual Power Plant Opportunity
NRG is uniquely positioned to leverage its customer portfolio, product ecosystem, and market expertise in expanding access to Virtual Power Plant (VPP) opportunities. Demand response and management will continue to be a strategic priority in 2024.

Segment Results
Table 3: Net Income/(Loss)

($ in millions)	Three Months Ended		Twelve Months Ended
Segment	12/31/23	12/31/22	12/31/23	12/31/22
Texas	$1,559	$213	$3,091	$1,265
East	(531)	(1,757)	(1,718)	326
West/Services/Other[a]	(501)	449	(1,464)	(370)
Vivint Smart Home[b]	(45)	—	(111)	—
Net Income/(Loss)	$482	$(1,095)	$(202)	$1,221
a. Includes Corporate segment
b. Vivint Smart Home acquired in March 2023

Net Income/(Loss) for the full year 2023 was $1.4 billion lower than prior year primarily driven by a $4.1 billion negative impact from higher unrealized non-cash mark-to-market losses on economic hedges due to large movements in natural gas and power prices. Certain economic hedge positions are required to be marked-to-market every period, while the customer contracts related to these items are not, resulting in temporary unrealized non-cash losses or gains on the economic hedges that are not reflective of the expected economics at future settlement. Partially offsetting these losses were the gain on sale of the Company's 44% equity interest in STP and gross margin expansion in Texas.

Table 4: Adjusted EBITDA

($ in millions)	Three Months Ended		Twelve Months Ended
Segment	12/31/23	12/31/22	12/31/23	12/31/22
Texas	$382	$216	$1,692	$886
East	218	190	780	773
West/Services/Other[a]	6	57	57	206
Vivint Smart Home[b]	238	—	753	—
Adjusted EBITDA	$844	$463	$3,282	$1,865
a. Includes Corporate Segment
b. Vivint Smart Home acquired in March 2023

Texas: Full year 2023 Adjusted EBITDA was $1,692 million, $806 million higher than prior year. This increase was primarily driven by lower retail supply costs as a result of solid execution of NRG's diversified supply strategy and improved plant performance, coupled with higher revenue rates.

East: Full year 2023 Adjusted EBITDA was $780 million, $7 million higher than prior year. This increase was primarily driven by higher retail power margins, partially offset by the impact of asset retirements and lower natural gas gross margin.

West/Services/Other: Full year 2023 Adjusted EBITDA was $57 million, $149 million lower than prior year. This decline was primarily driven by lower average realized pricing at Cottonwood, timing of planned outages, and lower contributions from the services business.

Vivint Smart Home: Adjusted EBITDA was $753 million, with subscriber growth of 6% over 2022 and expanded monthly recurring service margin.

Liquidity and Capital Resources
Table 5: Corporate Liquidity

(In millions)	12/31/23	12/31/22
Cash and Cash Equivalents	$541	$430
Restricted Cash	24	40
Total	$565	$470
Total credit facility availability	4,278	2,324
Total Liquidity, excluding collateral received	$4,843	$2,794

As of December 31, 2023, NRG's unrestricted cash was $541 million, and $4.3 billion was available under the Company’s credit facilities. Total liquidity was $4.8 billion, which was $2.0 billion higher than December 31, 2022. This increase was due to specific initiatives to optimize the amount of collateral supporting NRG's market operations activity and increases in credit facilities.

Earnings Conference Call
On February 28, 2024, NRG will host a conference call at 9:00 a.m. Eastern (8:00 a.m. Central) to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials through the investor relations website under “presentations and webcasts” on investors.nrg.com. The webcast will be archived on the site for those unable to listen in real-time.

About NRG
NRG Energy is a leading energy and home services company powered by people and our passion for a smarter, cleaner, and more connected future. A Fortune 500 company operating in the United States and Canada, NRG delivers innovative solutions that help people, organizations, and businesses achieve their goals while also advocating for competitive energy markets and customer choice. More information is available at www.nrg.com. Connect with NRG on Facebook and LinkedIn, and follow us on X (formerly known as Twitter), @nrgenergy.

Forward-Looking Statements
In addition to historical information, the information presented in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks and uncertainties and can typically be identified by terminology such as “may,” “should,” “could,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “expect,” “intend,” “seek,” “plan,” “think,” “anticipate,” “estimate,” “predict,” “target,” “potential” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements include, but are not limited to, statements about the Company’s future revenues, income, indebtedness, capital structure, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.

Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated herein include, among others, general economic conditions, hazards customary in the power industry, weather conditions and extreme weather events, competition in wholesale power, gas and smart home markets, the volatility of energy and fuel prices, failure of customers or counterparties to perform under contracts, changes in the wholesale power and gas markets, changes in government or market regulations, the condition of capital markets generally and NRG’s ability to access capital markets, NRG’s ability to execute its market operations strategy, risks related to data privacy, cyberterrorism and inadequate cybersecurity, the loss of data, unanticipated outages at NRG’s generation facilities, NRG’s ability to achieve its net debt targets, adverse results in current and future litigation, complaints, product liability claims and/or adverse publicity, failure to identify, execute or successfully implement acquisitions or asset sales, risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process, the impact of changes in consumer spending patterns, consumer preferences, geopolitical tensions, demographic trends, supply chain disruptions, NRG’s ability to implement value enhancing improvements to plant operations and company-wide processes, NRG’s ability to achieve or maintain investment grade credit metrics, NRG’s ability to proceed with projects under development or the inability to complete the construction of such projects on schedule or within budget, the inability to maintain or create successful partnering relationships, NRG’s ability to operate its business efficiently, NRG’s ability to retain retail customers, the ability to successfully integrate businesses of acquired companies, including Direct Energy and Vivint Smart Home, NRG’s ability to realize anticipated benefits of transactions (including expected cost savings and other synergies) or the risk that anticipated benefits may take longer to realize than expected, and NRG’s ability to execute its capital allocation plan. Achieving investment grade credit metrics is not an indication of or guarantee that the Company will receive investment grade credit ratings. Debt and share repurchases may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws. Furthermore, any common stock dividend is subject to available capital and market conditions.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The Adjusted EBITDA, cash provided by operating activities and Free Cash Flow before Growth guidance are estimates as of February 28, 2024. These estimates are based on assumptions NRG believed to be reasonable as of that date. NRG disclaims any current intention to update such guidance, except as required by law. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this press release should be considered in connection with information regarding risks and uncertainties that may affect NRG's future results included in NRG's filings with the Securities and Exchange Commission at www.sec.gov. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in NRG’s most recent Annual Report on Form 10-K, and in subsequent SEC filings. NRG’s forward-looking statements speak only as of the date of this communication or as of the date they are made.

Contacts:

Media:	Investors:
Chevalier Gray	Brendan Mulhern
832.763.3454	609.524.4767

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
(In millions, except per share amounts)	2023	2022	2021
Revenue
Revenue	$28,823	$31,543	$26,989
Operating Costs and Expenses
Cost of operations (excluding depreciation and amortization shown below)	26,526	27,446	20,482
Depreciation and amortization	1,127	634	785
Impairment losses	26	206	544
Selling, general and administrative costs	1,968	1,228	1,293
Provision for credit losses	251	11	698
Acquisition-related transaction and integration costs	119	52	93
Total operating costs and expenses	30,017	29,577	23,895
Gain on sale of assets	1,578	52	247
Operating Income	384	2,018	3,341
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	16	6	17
Impairment losses on investments	(102)	—	—
Other income, net	47	56	63
Gain/(Loss) on debt extinguishment	109	—	(77)
Interest expense	(667)	(417)	(485)
Total other expense	(597)	(355)	(482)
(Loss)/Income Before Income Taxes	(213)	1,663	2,859
Income tax (benefit)/expense	(11)	442	672
Net (Loss)/Income	(202)	1,221	2,187
Less: Cumulative dividends attributable to Series A Preferred Stock	54	—	—
Net (Loss)/Income Available for Common Stockholders	$(256)	$1,221	$2,187
(Loss)/Income Per Share
Weighted average number of common shares outstanding — basic and diluted	228	236	245
(Loss)/Income per Weighted Average Common Share — Basic and Diluted	$(1.12)	$5.17	$8.93

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)/INCOME

	For the Year Ended December 31,
(In millions)	2023	2022	2021
Net (Loss)/Income	$(202)	$1,221	$2,187
Other Comprehensive Income/(Loss), net of tax
Foreign currency translation adjustments	9	(35)	(5)
Defined benefit plans	30	(16)	85
Other comprehensive income/(loss)	39	(51)	80
Comprehensive (Loss)/Income	$(163)	$1,170	$2,267

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31,
(In millions)	2023	2022
ASSETS
Current Assets
Cash and cash equivalents	$541	$430
Funds deposited by counterparties	84	1,708
Restricted cash	24	40
Accounts receivable, net	3,542	4,773
Inventory	607	751
Derivative instruments	3,862	7,886
Cash collateral paid in support of energy risk management activities	441	260
Prepayments and other current assets	626	383
Total current assets	9,727	16,231
Property, plant and equipment, net	1,763	1,692
Other Assets
Equity investments in affiliates	42	133
Operating lease right-of-use assets, net	179	225
Goodwill	5,079	1,650
Customer relationships, net	2,164	943
Other intangible assets, net	1,763	1,189
Nuclear decommissioning trust fund	—	838
Derivative instruments	2,293	4,108
Deferred income taxes	2,251	1,881
Other non-current assets	777	256
Total other assets	14,548	11,223
Total Assets	$26,038	$29,146

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Continued)

	As of December 31,
(In millions, except share data)	2023	2022
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt and finance leases	$620	$63
Current portion of operating lease liabilities	90	83
Accounts payable	2,325	3,643
Derivative instruments	4,019	6,195
Cash collateral received in support of energy risk management activities	84	1,708
Deferred revenue current	720	176
Accrued expenses and other current liabilities	1,642	1,114
Total current liabilities	9,500	12,982
Other Liabilities
Long-term debt and finance leases	10,133	7,976
Non-current operating lease liabilities	128	180
Nuclear decommissioning reserve	—	340
Nuclear decommissioning trust liability	—	477
Derivative instruments	1,488	2,246
Deferred income taxes	22	134
Deferred revenue non-current	914	10
Other non-current liabilities	947	973
Total other liabilities	13,632	12,336
Total Liabilities	23,132	25,318
Commitments and Contingencies
Stockholders' Equity
Preferred stock; 10,000,000 shares authorized; 650,000 Series A shares issued and outstanding at December 31, 2023 (aggregate liquidation preference $650); 0 shares issued and outstanding at December 31, 2022	650	—
Common stock; $0.01 par value; 500,000,000 shares authorized; 267,330,470 and 423,897,001 shares issued; and 208,130,950 and 229,561,030 shares outstanding at December 31, 2023 and 2022, respectively	3	4
Additional paid-in capital	3,416	8,457
Retained earnings	820	1,408
Treasury stock, at cost; 59,199,520 and 194,335,971 shares at December 31, 2023 and 2022, respectively	(1,892)	(5,864)
Accumulated other comprehensive loss	(91)	(177)
Total Stockholders' Equity	2,906	3,828
Total Liabilities and Stockholders' Equity	$26,038	$29,146

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
(In millions)	2023	2022	2021
Cash Flows from Operating Activities
Net (loss)/income	$(202)	$1,221	$2,187
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in and distributions from (earnings)/losses of unconsolidated affiliates	(6)	7	20
Depreciation and amortization	1,127	634	785
Accretion of asset retirement obligations	27	55	30
Provision for credit losses	251	11	698
Amortization of nuclear fuel	47	54	51
Amortization of financing costs and debt discounts	52	23	39
(Gain)/Loss on debt extinguishment	(109)	—	77
Amortization of in-the-money contracts and emissions allowances	137	158	106
Amortization of unearned equity compensation	101	28	21
Net gain on sale of assets and disposal of assets	(1,559)	(102)	(261)
Impairment losses	128	206	544
Changes in derivative instruments	2,455	(3,221)	(3,626)
Changes in deferred income taxes and liability for uncertain tax benefits	(92)	382	604
Changes in collateral deposits in support of risk management activities	(1,806)	896	797
Changes in nuclear decommissioning trust liability	—	9	40
Uplift securitization proceeds received/(receivable) from ERCOT	—	689	(689)
Cash (used)/provided by changes in other working capital, net of acquisition and disposition effects:
Accounts receivable - trade	840	(1,560)	(1,232)
Inventory	189	(252)	(61)
Prepayments and other current assets	(233)	17	31
Accounts payable	(1,455)	1,295	476
Accrued expenses and other current liabilities	360	(29)	(55)
Other assets and liabilities	(473)	(161)	(89)
Cash (used)/provided by operating activities	$(221)	$360	$493
Cash Flows from Investing Activities
Payments for acquisitions of businesses and assets, net of cash acquired	$(2,523)	$(62)	$(3,559)
Capital expenditures	(598)	(367)	(269)
Net purchases of emissions allowances	(24)	(6)	—
Investments in nuclear decommissioning trust fund securities	(367)	(454)	(751)
Proceeds from sales of nuclear decommissioning trust fund securities	355	448	710
Proceeds from sale of assets, net of cash disposed	2,007	109	830
Proceeds from insurance recoveries for property, plant and equipment, net	240	—	—
Cash used by investing activities	$(910)	$(332)	$(3,039)

	For the Year Ended December 31,
(In millions)	2023	2022	2021
Cash Flows from Financing Activities
Proceeds from issuance of preferred stock, net of fees	$635	$—	$—
Net receipts from settlement of acquired derivatives that include financing elements	342	1,995	938
Payments for share repurchase activity(a)	(1,172)	(606)	(48)
Payments of dividends to preferred and common stockholders	(381)	(332)	(319)
Proceeds from issuance of long-term debt	731	—	1,100
Payments for short and long-term debt	(523)	(5)	(1,861)
Payments for debt extinguishment costs	—	—	(65)
Payments of debt issuance costs	(32)	(9)	(18)
Proceeds from issuance of common stock	—	—	1
Proceeds from credit facilities	3,020	—	1,415
Repayments to credit facilities	(3,020)	—	(1,415)
Cash (used)/provided by financing activities	$(400)	$1,043	$(272)
Effect of exchange rate changes on cash and cash equivalents	2	(3)	(2)
Net (Decrease)/Increase in Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash	(1,529)	1,068	(2,820)
Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash at Beginning of Period	2,178	1,110	3,930
Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash at End of Period	$649	$2,178	$1,110
(a)Includes $(22) million, $(6) million and $(9) million of equivalent shares purchased in lieu of tax withholdings on equity compensation issuances for the years ended December 31, 2023, 2022 and 2021, respectively

Appendix Table A-1: Fourth Quarter 2023 Adjusted EBITDA Reconciliation by Operating Segment
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss)1:

($ in millions)	Texas	East	West/ Services/ Other	Vivint Smart Home	Corp/Elim	Total
Net Income/(Loss)	$1,559	$(531)	$(258)	$(45)	$(243)	$482
Plus:
Interest expense, net	1	3	8	77	89	178
Income tax	—	1	(28)	(12)	210	171
(Gain) on debt extinguishment	—	—	—	—	(109)	(109)
Depreciation and amortization	75	29	25	176	9	314
ARO expense	8	5	—	—	—	13
Contract and emission credit amortization, net	2	17	4	—	—	23
EBITDA	1,645	(476)	(249)	196	(44)	1,072
Stock-based compensation	(2)	(1)	(1)	17	—	13
Amortization of customer acquisition costs[2]	14	17	1	10	—	42
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	—	—	4	—	—	4
Acquisition and divestiture integration and transaction costs	—	—	—	2	6	8
Cost to achieve	—	—	—	—	14	14
Deactivation costs	—	15	3	—	—	18
(Gain) on sale of assets	(1,319)	(31)	—	—	—	(1,350)
Other and non-recurring charges[3]	(64)	(1)	1	13	16	(35)
Impairments	2	4	122	—	—	128
Mark-to-market (MtM) loss on economic hedges	106	691	133	—	—	930
Adjusted EBITDA	$382	$218	$14	$238	$(8)	$844
1 This schedule reflects 2023 results under the harmonization of the Adjusted EBITDA definition
2 Amortization of customer acquisition costs, which are excluded from the calculation of Adjusted EBITDA, is the income statement recognition of capitalized contract costs related to commissions and other costs related to securing the new customer
3 Other and non-recurring charges include $(68) million of property insurance proceeds. For the three months ended December 31, 2023, cash proceeds were $67 million

Fourth Quarter 2023 condensed financial information by Operating Segment:

($ in millions)	Texas	East	West/ Services/ Other	Vivint Smart Home	Corp/Elim	Total
Revenue[1]	2,241	3,037	1,014	479	(4)	6,767
Cost of fuel, purchased energy and other cost of sales[2]	1,435	2,602	881	51	(3)	4,966
Economic gross margin	806	435	133	428	(1)	1,801
Operations & maintenance and other cost of operations[3]	220	97	67	57	(2)	439
Selling, marketing, general and administrative[4]	146	139	52	119	5	461
Provision for credit losses	58	6	8	13	—	85
Other	—	(25)	(8)	1	4	(28)
Adjusted EBITDA	$382	$218	$14	$238	$(8)	$844
1 Excludes MtM gain of $(48) million and contract amortization of $8 million
2 Includes TDSP expense, capacity and emission credits
3 Excludes deactivation costs of $18 million, ARO expense of $13 million, stock-based compensation of $2 million, amortization of customer acquisition costs of $2 million and other and non-recurring charges of $(68) million
4 Excludes amortization of customer acquisition costs of $40 million, other and non-recurring charges of $20 million, cost to achieve of $14 million, stock-based compensation of $11 million and acquisition and divestiture integration and transaction costs of $2 million

The following table reconciles the Fourth Quarter 2023 condensed financial information to Adjusted EBITDA:

($ in millions)	Condensed financial information	Interest, tax, depr., amort.	MtM	Deactivation	Other adj.[2]	Adjusted EBITDA
Revenue	$6,807	$8	$(48)	$—	$—	$6,767
Cost of operations (excluding depreciation and amortization shown below)[1]	5,959	(15)	(978)	—	—	4,966
Depreciation and Amortization	314	(314)	—	—	—	—
Gross margin	534	337	930	—	—	1,801
Operations & maintenance and other cost of operations	406	—	—	(18)	51	439
Selling, marketing, general & administrative	548	—	—	—	(87)	461
Provision for credit losses	85	—	—	—	—	85
Other	(987)	(349)	—	—	1,308	(28)
Net Income/(Loss)	$482	$686	$930	$18	$(1,272)	$844
1 Excludes Operations & maintenance and other cost of operations of $406 million
2 Other adj. includes impairments of $128 million, amortization of customer acquisition costs of $42 million, cost to achieve of $14 million, stock-based compensation of $13 million, ARO expenses of $13 million, acquisition and divestiture integration and transaction costs of $8 million, adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates of $4 million, other and non-recurring charges of $(35) million, gain on debt extinguishment $(109) million and gain on sale of assets $(1,350) million

Appendix Table A-2: Fourth Quarter 2022 Adjusted EBITDA Reconciliation by Operating Segment
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss)1:

($ in millions)	Texas	East	West/ Services/ Other	Corp/Elim	Total
Net Income/(Loss)	$213	$(1,757)	$234	$215	$(1,095)
Plus:
Interest expense, net	—	(5)	8	71	74
Income tax	—	2	29	(328)	(297)
Depreciation and amortization	77	44	20	8	149
ARO Expense	33	2	—	—	35
Contract and emission credit amortization, net	—	28	7	—	35
EBITDA	323	(1,686)	298	(34)	(1,099)
Winter Storm URI	(135)	—	—	—	(135)
Stock-based compensation	3	2	1	—	6
Amortization of customer acquisition costs[2]	13	9	—	—	22
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	—	—	5	—	5
Acquisition and divestiture integration and transaction costs	—	—	—	26	26
Deactivation costs	—	5	4	—	9
(Gain)/loss on sale of assets	—	—	(2)	1	(1)
Other and non-recurring charges	(38)	3	1	(3)	(37)
Impairments	—	8	—	—	8
Mark-to-market (MtM) loss/(gain) on economic hedges	50	1,849	(240)	—	1,659
Adjusted EBITDA	$216	$190	$67	$(10)	$463
1 In 2022, Stock-based compensation and Amortization of customer acquisition costs were not excluded from Adjusted EBITDA. This schedule reflects 2022 results under the harmonization of the Adjusted EBITDA definition
2 Amortization of customer acquisition costs, which are excluded from the calculation of Adjusted EBITDA, is the income statement recognition of capitalized contract costs related to commissions and other costs related to securing the new customer

Fourth Quarter 2022 condensed financial information by Operating Segment:

($ in millions)	Texas	East	West/ Services/ Other	Corp/Elim	Total
Revenue[1]	2,199	4,192	1,305	5	7,701
Cost of fuel, purchased energy and other cost of sales[2]	1,595	3,803	1,139	6	6,543
Economic gross margin	604	389	166	(1)	1,158
Operations & maintenance and other cost of operations[3]	246	115	67	(1)	427
Selling, marketing, general & administrative[4]	96	88	38	6	228
Provision for credit losses	(93)	(4)	5	—	(92)
Other	4	—	(11)	4	(3)
Winter Storm Uri impact	135	—	—	—	135
Adjusted EBITDA	$216	$190	$67	$(10)	$463
1 Excludes MtM gain of $(165) million and contract amortization of $11 million
2 Includes TDSP expense, capacity and emission credits
3 Excludes other and non-recurring charges of $(36) million, ARO expenses of $35 million, deactivation costs of $9 million and amortization of customer acquisition costs of $1 million
4 Excludes amortization of customer acquisition costs of $21 million and stock-based compensation of $6 million

The following table reconciles the Fourth Quarter 2022 condensed financial information to Adjusted EBITDA:

($ in millions)	Condensed financial information	Interest, tax, depr., amort.	MtM	Deactivation	Winter Storm Uri	Other adj.[2]	Adjusted EBITDA
Revenue	$7,855	$11	$(165)	$—	$—	$—	$7,701
Cost of operations (excluding depreciation and amortization shown below)[1]	8,391	(24)	(1,824)	—	—	—	6,543
Depreciation and amortization	149	(149)	—	—	—	—	—
Gross margin	(685)	184	1,659	—	—	—	1,158
Operations & maintenance and other cost of operations	436	—	—	(9)	—	—	427
Selling, marketing, general & administrative	255	—	—	—	9	(27)	237
Provision for credit losses	(92)	—	—	—	126	—	34
Other	(189)	223	—	—	—	(37)	(3)
Net (Loss)/Income	$(1,095)	$(39)	$1,659	$9	$(135)	$64	$463
1 Excludes Operations & maintenance and other cost of operations of $436 million
2 Other adj. includes ARO expenses of $35 million, acquisition and divestiture integration and transaction costs of $26 million, amortization of customer acquisition costs of $22 million, adjustment to reflect impairments of $8 million, stock-based compensation of $6 million, NRG share of adjusted EBITDA in unconsolidated affiliates of $5 million, other and non-recurring charges of $(37) million and gain on sale of assets of $(1) million

Appendix Table A-3: Full Year 2023 Adjusted EBITDA Reconciliation by Operating Segment
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss)1:

($ in millions)	Texas	East	West/ Services/ Other	Vivint Smart Home[2]	Corp/Elim	Total
Net Income/(Loss)	$3,091	$(1,718)	$(859)	$(111)	$(605)	$(202)
Plus:
Interest expense, net	3	(9)	26	174	408	602
Income tax	—	—	(111)	(32)	132	(11)
(Gain) on debt extinguishment	—	—	—	—	(109)	(109)
Depreciation and amortization	294	116	95	586	36	1,127
ARO expense	15	12	—	—	—	27
Contract and emission credit amortization, net	11	100	14	—	—	125
EBITDA	3,414	(1,499)	(835)	617	(138)	1,559
Stock-based compensation[3]	13	5	2	58	—	78
Amortization of customer acquisition costs[4]	53	51	4	23	—	131
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	—	—	15	—	—	15
Acquisition and divestiture integration and transaction costs[5]	—	—	—	41	82	123
Cost to achieve	—	—	—	—	14	14
Deactivation costs	—	34	11	—	—	45
(Gain) on sale of assets	(1,319)	(233)	—	—	—	(1,552)
Other and non-recurring charges[6]	(156)	4	(1)	14	17	(122)
Impairments	2	4	122	—	—	128
Mark-to-market (MtM) (gain)/loss on economic hedges	(315)	2,414	764	—	—	2,863
Adjusted EBITDA	$1,692	$780	$82	$753	$(25)	$3,282
1 This schedule reflects 2023 results under the harmonization of the Adjusted EBITDA definition
2 Vivint Smart Home acquired in March 2023
3 Stock-based compensation excludes $25 million reflected in acquisition and divestiture integration and transactions costs
4Amortization of customer acquisition costs, which are excluded from the calculation of Adjusted EBITDA, is the income statement recognition of capitalized contract costs related to commissions and other costs related to securing the new customer
5 Includes stock-based compensation of $25 million
6 Other and non-recurring charges include $(164) million of property insurance proceeds. For the year ended December 31, 2023, cash proceeds were $240 million

Full Year 2023 condensed financial information by Operating Segment:

($ in millions)	Texas	East	West/ Services/ Other	Vivint Smart Home[1]	Corp/Elim	Total
Revenue[2]	10,476	12,522	4,178	1,549	(14)	28,711
Cost of fuel, purchased energy and other cost of sales[3]	7,048	10,795	3,652	153	(9)	21,639
Economic gross margin	3,428	1,727	526	1,396	(5)	7,072
Operations & maintenance and other cost of operations[4]	1,005	427	252	184	(5)	1,863
Selling, marketing, general and administrative[5]	575	518	195	424	20	1,732
Provision for credit losses	159	28	30	34	—	251
Other	(3)	(26)	(33)	1	5	(56)
Adjusted EBITDA	$1,692	$780	$82	$753	$(25)	$3,282
1 Vivint Smart Home acquired in March 2023
2 Excludes MtM gain of $(144) million and contract amortization of $32 million
3 Includes TDSP expense, capacity and emission credits
4 Excludes other and non-recurring charges of $(162) million, deactivation costs of $45 million, ARO expense of $27 million, stock-based compensation of
$8 million and amortization of customer acquisition costs of $6 million

5 Excludes amortization of customer acquisition costs of $125 million, stock-based compensation of $70 million, other and non-recurring charges of $22 million, cost to achieve of $14 million and acquisition and divestiture integration and transaction costs of $5 million

The following table reconciles the Full Year 2023 condensed financial information to Adjusted EBITDA:

($ in millions)	Condensed financial information	Interest, tax, depr., amort.	MtM	Deactivation	Other adj.[2]	Adjusted EBITDA
Revenue	$28,823	$32	$(144)	$—	$—	$28,711
Cost of operations (excluding depreciation and amortization shown below)[1]	24,739	(93)	(3,007)	—	—	21,639
Depreciation and amortization	1,127	(1,127)	—	—	—	—
Gross margin	2,957	1,252	2,863	—	—	7,072
Operations & maintenance and other cost of operations	1,787	—	—	(45)	121	1,863
Selling, marketing, general & administrative	1,968	—	—	—	(236)	1,732
Provision for credit losses	251	—	—	—	—	251
Other	(847)	(591)	—	—	1,382	(56)
Net (Loss)/Income	$(202)	$1,843	$2,863	$45	$(1,267)	$3,282
1 Excludes Operations & maintenance and other cost of operations of $1,787 million
2 Other adj. includes amortization of customer acquisition costs of $131 million, impairments of $128 million, acquisition and divestiture integration and transaction costs of $123 million, stock-based compensation of $78 million, ARO expenses of $27 million, adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates of $15 million, cost to achieve of $14 million, gain on debt extinguishment $(109) million, other and non-recurring charges of $(122) million and gain on sale of assets $(1,552) million

Appendix Table A-4: Full Year 2022 Adjusted EBITDA Reconciliation by Operating Segment
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss)1:

($ in millions)	Texas	East	West/ Services/ Other	Corp/Elim	Total
Net Income/(Loss)	$1,265	$326	$480	$(850)	$1,221
Plus:
Interest expense, net	—	(9)	30	332	353
Income tax	—	1	57	384	442
Depreciation and amortization	310	208	85	31	634
ARO Expense	41	11	3	—	55
Contract and emission credit amortization, net	—	131	19	—	150
EBITDA	1,616	668	674	(103)	2,855
Winter Storm URI	(135)	—	—	—	(135)
Stock-based compensation	14	6	7	—	27
Amortization of customer acquisition costs[2]	51	31	2	—	84
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	—	—	53	—	53
Acquisition and divestiture integration and transaction costs	—	—	—	58	58
Deactivation costs	—	21	5	—	26
(Gain)/loss on sale of assets	(10)	—	(45)	3	(52)
Other and non-recurring charges	(37)	29	(9)	8	(9)
Impairments	—	206	—	—	206
Mark to market (MtM) (gain) on economic hedges	(613)	(188)	(447)	—	(1,248)
Adjusted EBITDA	$886	$773	$240	$(34)	$1,865
1 In 2022, Stock-based compensation and Amortization of customer acquisition costs were not excluded from Adjusted EBITDA; this schedule reflects 2022 results under the harmonization of the Adjusted EBITDA definition
2 Amortization of customer acquisition costs, which are excluded from the calculation of Adjusted EBITDA, is the income statement recognition of capitalized contract costs related to commissions and other costs related to securing the new customer

Full Year 2022 condensed financial information by Operating Segment:

($ in millions)	Texas	East	West/ Services/ Other	Corp/Elim	Total
Revenue[1]	$10,055	$16,833	$4,761	$16	$31,665
Cost of fuel, purchased energy and other cost of sales[2]	7,592	15,158	4,134	19	26,903
Economic gross margin	2,463	1,675	627	(3)	4,762
Operations & maintenance and other cost of operations[3]	983	484	233	(2)	1,698
Selling, marketing, general & administrative[4]	501	392	193	31	1,117
Provision for credit losses	(40)	28	23	—	11
Other	(2)	(2)	(62)	2	(64)
Winter Storm Uri	135	—	—	—	135
Adjusted EBITDA	$886	$773	$240	$(34)	$1,865
1 Excludes MtM loss of $83 million and contract amortization of $39 million
2 Includes TDSP expenses, capacity and emissions credits
3 Excludes ARO expense of $55 million, deactivation expense of $25 million, amortization of customer acquisition costs of $3 million, stock-based compensation of $2 million and other and non-recurring charges of $(20) million
4 Excludes amortization of customer acquisition costs of $81 million, stock-based compensation of $25 million, acquisition and divestiture integration and transaction costs of $6 million and other and non-recurring charges of $(1) million

The following table reconciles the Full Year 2022 condensed financial information to Adjusted EBITDA:

($ in millions)	Condensed financial information	Interest, tax, depr., amort.	MtM	Deactivation	Winter Storm Uri	Other adj.[2]	Adjusted EBITDA
Revenue	$31,543	$39	$83	$—	$—	$—	$31,665
Cost of operations (excluding depreciation and amortization shown below)[1]	25,683	(111)	1,331	—	—	—	26,903
Depreciation and amortization	634	(634)	—	—	—	—	—
Gross margin	5,226	784	(1,248)	—	—	—	4,762
Operations & maintenance and other cost of operations	1,763	—	—	(26)	—	(39)	1,698
Selling, marketing, general & administrative	1,228	—	—	—	9	(111)	1,126
Provision for credit losses	11	—	—	—	126	—	137
Other	1,003	(795)	—	—	—	(272)	(64)
Net Income/(Loss)	$1,221	$1,579	$(1,248)	$26	$(135)	$422	$1,865
1 Excludes Operations & maintenance and other cost of operations of $1,763 million
2 Other adj. includes adjustment to reflect impairments of $206 million, amortization of customer acquisition costs of $84 million, acquisition and divestiture integration and transaction costs of $58 million, ARO expense of $55 million, NRG share of adjusted EBITDA in unconsolidated affiliates of $53 million, stock-based compensation $27 million, gain on sale of assets of $(52) million and other and non-recurring charges of $(9) million

Appendix Table A-5: Three Months Ended December 31, 2023 and 2022 Free Cash Flow before Growth Investments (FCFbG)
The following table summarizes the calculation of FCFbG, providing a reconciliation to Cash provided/(used) by operating activities:

	Three Months Ended
(In millions)	December 31, 2023	December 31, 2022
Adjusted EBITDA	$844	$463
Winter Storm Uri EBITDA	—	135
Interest payments,net	(86)	(66)
Income tax	(10)	(20)
Net deferred revenue[1]	(86)	(27)
Amortization of customer fulfillment costs[2]	18	—
Gross capitalized contract costs[3]	(127)	(6)
Collateral / working capital / other	(312)	(1,877)
Cash provided/(used) by operating activities	241	(1,398)
Winter Storm Uri:
Winter Storm Uri EBITDA	—	(135)
Securitization, C&I credits and remaining open accounts receivables	—	23
Net receipts from settlement of acquired derivatives that include financing elements	10	399
Acquisition and divestiture integration and transaction costs[4]	36	26
Sale of land[5]	22	—
Encina site improvement	—	1
Adjustment for change in collateral	618	1,425
Nuclear decommissioning trust liability	1	(8)
Effect of exchange rate changes on cash and cash equivalents	2	2
Adjusted cash provided by operating activities	930	335
Maintenance capital expenditures, net[6]	(20)	(61)
Environmental capital expenditures	(2)	—
Cost of acquisition	34	—
Free Cash Flow before Growth Investments (FCFbG)	$942	$274
1 The cash impact of deferred revenue is the net change in the balance sheet from capitalizing proceeds received from installation and equipment sales and then recognizing those proceeds as revenue on a straight-line basis over the expected period of benefit
2 Amortization of customer fulfillment costs, which are included in the calculation of Adjusted EBITDA, is the income statement recognition of capitalized contract costs related to the sale and installation of equipment necessary for a customer to receive the Vivint Smart Home service
3 Gross capitalized contract costs represent the costs directly related and incremental to the origination of new contracts, modification of existing contracts or to the fulfillment of the related subscriber contracts; these costs include installed products, commissions, other compensation and cost of installation of new or upgraded customer contracts; these costs are amortized on a straight-line basis over the expected period of benefit
4 Three months ended 12/31/23 includes $14 million cost to achieve and $14 million of STP
5 Includes $16 million from land sales for Indian River and $6 million for Norwalk
6 Includes $67 million of W.A. Parish Unit 8 insurance recoveries related to property, plant and equipment in 2023

Appendix Table A-6: Twelve Months Ended December 31, 2023 and 2022 Free Cash Flow before Growth Investments (FCFbG)
The following table summarizes the calculation of FCFbG, providing a reconciliation to Cash (used)/provided by operating activities:

	Twelve Months Ended
(In millions)	December 31, 2023	December 31, 2022
Adjusted EBITDA	$3,282	$1,865
Winter Storm Uri EBITDA	—	135
Interest payments, net	(482)	(320)
Income tax	(50)	(67)
Net deferred revenue[1]	92	(41)
Amortization of customer fulfillment costs[2]	37	—
Gross capitalized contract costs[3]	(749)	(16)
Collateral / working capital / other	(2,351)	(1,196)
Cash (used)/provided by operating activities	(221)	360
Winter Storm Uri:
Winter Storm Uri EBITDA	—	(135)
Securitization, C&I credits and remaining open accounts receivables	—	(585)
Net receipts from settlement of acquired derivatives that include financing elements	342	1,995
Acquisition and divestiture transaction and integration costs[4]	134	58
Sale of land[5]	22	—
Encina site improvement	7	12
GenOn settlement	—	4
Adjustment for change in collateral	1,806	(896)
Nuclear decommissioning trust liability	(12)	(6)
Effect of exchange rate changes on cash and cash equivalents	2	(3)
Adjusted cash provided by operating activities	2,080	804
Maintenance capital expenditures, net[6]	(276)	(235)
Environmental capital expenditures	(3)	(1)
Cost of acquisition	124	—
Free Cash Flow before Growth Investments (FCFbG)	$1,925	$568
1 The cash impact of deferred revenue is the net change in the balance sheet from capitalizing proceeds received from installation and equipment sales and then recognizing those proceeds as revenue on a straight-line basis over the expected period of benefit
2 Amortization of customer fulfillment costs, which are included in the calculation of Adjusted EBITDA, are the income statement recognition of capitalized contract costs related to the sale and installation of equipment necessary for a customer to receive the Vivint Smart Home service
3 Gross capitalized contract costs represent the costs directly related and incremental to the origination of new contracts, modification of existing contracts or to the fulfillment of the related subscriber contracts; these costs include installed products, commissions, other compensation and cost of installation of new or upgraded customer contracts; these costs are amortized on a straight-line basis over the expected period of benefit
4 Twelve months ended 12/31/23 excludes $20 million non-cash stock-based compensation, includes $14 million cost to achieve, $14 million of STP, and $3 million of Astoria fees
5 Includes $16 million from land sales for Indian River and $6 million for Norwalk
6 Includes $240 million of W.A. Parish Unit 8 and Limestone Unit 1 insurance recoveries related to property, plant and equipment in 2023

Appendix Table A-7: Twelve Months Ended December 31, 2023 Sources and Uses of Liquidity

The following table summarizes the sources and uses of liquidity for the twelve months ending December 31, 2023:

($ in millions)	Twelve Months Ended December 31, 2023
Sources:
Adjusted cash provided by operating activities	$2,080
Proceeds from sale of assets, net of cash disposed[1]	1,985
Increase and change in availability under revolving credit facility and collective collateral facilities	1,954
Proceeds from issuance of long-term debt	731
Proceeds from issuance of preferred stock, net of fees	635

Uses:
Payments for acquisitions of businesses and assets, net of cash acquired	(2,523)
Payments for share repurchase activity	(1,150)
Payments for short and long-term debt	(523)
Payments of dividends to preferred and common stockholders	(381)
Maintenance and environmental capital expenditures, net[2]	(279)
Cash collateral paid in support of energy risk management activities	(181)
Acquisition and divestiture integration and transaction costs[3]	(134)
Investment and integration capital expenditures	(79)
Payment of debt issuance costs	(32)
Net purchases of emission allowances	(24)
Payments for shares repurchased in lieu of tax withholdings	(22)
Encina site improvement	(7)
Other investing and financing	(1)
Change in Total Liquidity	$2,049
1 Excludes $16 million from land sales for Indian River and $6 million for Norwalk
2 Includes $240 million of W.A. Parish Unit 8 and Limestone Unit 1 insurance recoveries related to property, plant and equipment
3 Twelve months ended 12/31/23 excludes $20 million non-cash stock-based compensation, includes $14 million cost to achieve, $14 million of STP, and $3 million of Astoria fees

Appendix Table A-8: 2024 Guidance Reconciliation
The following table summarizes the calculation of Adjusted EBITDA providing a reconciliation to Net Income, and the calculation of FCFbG providing a reconciliation to Cash provided by operating activities:

2024
($ in millions)	Guidance
Net Income[1]	$ 750 - 1,000
Interest expense, net	640
Income tax	345
Depreciation and amortization	1,075
ARO expense	25
Amortization of customer acquisition costs[2]	215
Stock-based compensation[3]	100
Acquistion and divestiture integration and transaction costs	55
Other[4]	95
Adjusted EBITDA	3,300 - 3,550
Interest payments, net	(600)
Income tax	(160)
Net deferred revenue[5]	190
Amortization of customer fulfillment costs[6]	130
Gross capitalized contract costs[7]	(830)
Working capital / other assets and liabilities[8]	(205)
Cash provided by operating activities[9]	1,825 - 2,075
Acquisition and other costs[8]	124
Adjusted cash provided by operating activities	1,949 - 2,199
Maintenance capital expenditures, net[10]	(240) - (260)
Environmental capital expenditures	(20) - (30)
Cost of acquisition	145
Free Cash Flow before Growth	$ 1,825 - 2,075
1 For purposes of guidance, fair value adjustments related to derivatives are assumed to be zero
2 Amortization of customer acquisition costs is the income statement recognition of capitalized costs related to commissions and other costs related to securing new customers. NRG amortization of customer acquisition costs, excluding Vivint, is expected to be $135 million and Vivint is expected to be $80 million
3 NRG stock-based compensation, excluding Vivint, is expected to be $40 million and Vivint is expected to be $60 million
4 Includes adjustments for sale of assets, adjustments to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates, deactivation costs, and other non-recurring expenses
5 The cash impact of deferred revenue is the net change in the balance sheet from capitalizing proceeds received from installation and equipment and then recognizing those proceeds as revenue on a straight-line basis over the expected period of benefit
6 Amortization of customer fulfillment costs, which are included in the calculation of Adjusted EBITDA, are the income statement recognition of capitalized contract costs related to the sale and installation of equipment necessary for a customer to receive the Vivint Smart Home service
7 Gross Capitalized contract costs represent the costs directly related and incremental to the origination of new contracts, modification of existing contracts or to the fulfillment of the related subscriber contracts; these costs include installed products, commissions, other compensation, and cost of installation of new or upgraded customer contracts; these costs are amortized on a straight-line basis over the expected period of benefit
8 Working capital / other assets and liabilities includes payments for acquisition and divestiture integration and transition costs, which is adjusted in Acquisition and other costs
9 Excludes fair value adjustments related to derivatives and changes in collateral deposits in support of risk management activities
10 Includes W.A. Parish Unit 8 expected insurance recoveries related to property, plant and equipment

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.
EBITDA represents net income before interest expense (including gain/loss on debt extinguishment), income taxes, depreciation and amortization, asset retirement obligation expenses, contract amortization consisting of amortization of power and fuel contracts and amortization of emission allowances. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•EBITDA does not reflect changes in, or cash requirements for, working capital needs;
•EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. As NRG defines it, Adjusted EBITDA represents EBITDA excluding the impact of stock-based compensation, amortization of customer acquisition costs (primarily amortized commissions), impairment losses, deactivation costs, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from forward position of economic hedges, adjustments to exclude the Adjusted EBITDA related to the non-controlling interest, gains or losses on the repurchase, modification or extinguishment of debt, the impact of restructuring and any extraordinary, unusual or non-recurring items, plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments.  The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.

Management believes Adjusted EBITDA is useful to investors and other users of NRG's financial statements in evaluating its operating performance because it provides an additional tool to compare business performance across companies and across periods and adjusts for items that we do not consider indicative of NRG’s future operating performance. This measure is widely used by debt-holders to analyze operating performance and debt service capacity and by equity investors to measure our operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. Management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations, and for evaluating actual results against such expectations, and in communications with NRG's Board of Directors, shareholders, creditors, analysts and investors concerning its financial performance.
Adjusted Cash provided by operating activities is a non-GAAP measure NRG provides to show cash provided/(used) by operating activities with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow, as well as the add back of merger, integration, related restructuring costs, changes in the nuclear decommissioning trust liability, and the impact of extraordinary, unusual or non-recurring items. The Company provides the reader with this alternative view of Cash provided/(used) by operating activities because the cash settlement of these derivative contracts materially impact operating revenues and cost of sales, while GAAP requires NRG to treat them as if there was a financing activity associated with the contracts as of the acquisition dates. The Company adds back merger, integration related restructuring costs as they are one time and unique in nature and do not reflect ongoing Cash Flows from

Operating Activities and they are fully disclosed to investors. The company excludes changes in the nuclear decommissioning trust liability as these amounts are offset by changes in the decommissioning fund shown in Cash Flows from Investing Activities.

Free Cash Flow before Growth Investments is Adjusted Cash provided by operating activities less maintenance and environmental capital expenditures, net of funding and insurance recoveries related to property, plant and equipment, dividends from preferred instruments treated as debt by ratings agencies, and distributions to non-controlling interests and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each of these adjustments and the reasons NRG considers them appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on Free Cash Flow before Growth Investments as a measure of cash available for discretionary expenditures.

Free Cash Flow before Growth Investments is utilized by Management in making decisions regarding the allocation of capital. Free Cash Flow before Growth Investments is presented because the Company believes it is a useful tool for assessing the financial performance in the current period. In addition, NRG’s peers evaluate cash available for allocation in a similar manner and accordingly, it is a meaningful indicator for investors to benchmark NRG's performance against its peers. Free Cash Flow before Growth Investments is a performance measure and is not intended to represent Net Income/(Loss), Cash provided/(used) by operating activities (the most directly comparable U.S. GAAP measure), or liquidity and is not necessarily comparable to similarly titled measures reported by other companies.